Exhibit 5.9
[Letterhead of Sullivan & Cromwell LLP]
March 1, 2006
The Goldman Sachs Group, Inc.,
     85 Broad Street,
          New York, New York 10004.
Ladies and Gentlemen:
     In connection with the registration under the Securities Act of 1933 (the “Act”) of CAD 116,595,000 notional amount of Index-Linked Warrants expiring 2007 (Linked to the MSCI® Daily Total Return Gross Canada Local Index)(the “Securities”) of The Goldman Sachs Group, Inc., a Delaware corporation (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     We note that, as of the date of this opinion, a judgment for money in an action based on the Securities in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of Canadian dollars into United States dollars will depend upon various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a Security would be required to render such judgment in Canadian dollars, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.
     The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York and the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
     We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Warrant Indenture under which the Securities are issued has been duly authorized, executed and delivered by the Trustee thereunder, that the Securities conform to the form thereof examined by us, that the Trustee’s certificates of authentication of the Securities have been manually signed by one of its authorized signatories and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Securities and to the references to us under the headings “Validity of the Securities” in the Prospectus and “Validity of the Warrants” in the Prospectus Supplement that are each a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ Sullivan & Cromwell LLP